Exhibit 10.7
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of May 5, 2023, and will be effective as of the effective date of Invacare Corporation’s Chapter 11 Plan (the “Effective Date”), by and between Invacare Holdings Corporation, a Delaware corporation (the “Company”) and Kathleen P. Leneghan (the “Executive”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in Section 1.
WHEREAS, the Executive and Invacare Corporation, an Ohio corporation are parties to that certain Offer Letter dated as of February 20, 2018, pursuant to which the Executive served as the Senior Vice President and Chief Financial Officer of Invacare Corporation (the “Prior Agreement”);
WHEREAS, the Board desires for the Executive to serve in the position of Senior Vice President and Chief Financial Officer, and the Executive desires to be employed with the Company in such positions, on the terms herein provided; and
WHEREAS, the parties desire to enter into this Agreement, effective upon the Effective Date, and that this Agreement shall supersede any prior agreements, term sheets or negotiations, whether written or oral, between the parties hereto relating to the Executive’s employment with the Company or its Affiliates, including the Prior Agreement and the Severance Agreement.
NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:
1.    Definitions.
For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.
“Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with, any referenced Person.
“Board” means the Board of Directors of the Company.
“Cause” means the occurrence of any of the following events during the Term: (a) the Executive shall have been convicted of a felony; (b) the Executive commits an act or series of acts of dishonesty in the course of the Executive’s employment that are materially inimical to the best interests of the Company and that constitutes the commission of a felony, all as determined by the vote of three-fourths of all of the members of the Board (other than the Executive, if the Executive is a member of the Board), which determination is confirmed by a panel of three arbitrators appointed and acting in accordance with the rules of the American Arbitration Association for the purpose of reviewing that determination; (c) any federal or state regulatory agency with jurisdiction over the Company has issued a final order, with no further right of appeal, that has the effect of suspending, removing, or barring the Executive from continuing the Executive’s service as an officer of the Company or a member of the Board, if applicable; or (d) the Executive’s breach of the Technical Information and Non-Competition Agreement or any material breach of any material policy of the Company or an Affiliate.
“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
“Code Section 409A” means Section 409A of the Code.

“Compensation Committee” means the Compensation & Management Development Committee of the Board.
“Disability” means any physical or mental impairment because of which: (a) the Executive is entitled to (i) disability retirement benefits under the federal Social Security Act or (ii) recover benefits under any long-term disability plan maintained by the Company or the Executive; (b) the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or is continuous for a period of not less than 180 days; or (c) the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering executives of the Company.
“Good Reason” means the occurrence of one or more of the following: (a) the Executive is subjected to a Demotion or Removal involving a material diminution in the Executive’s authority, duties, or responsibilities or in those of the individual to whom the Executive is required to report; (b) a material reduction of the Executive’s Base Salary (which for this purpose shall be deemed to occur if the reduction is 5% or greater of the then-current Base Salary); (c) a material reduction in the Executive’s opportunity for incentive compensation (which for this purpose shall be deemed to occur if the reduction is equal to or greater than 5% reduction in Executive’s then-current Base Salary); (d) the Executive is excluded (other than by the Executive’s volitional actions(s)) from full participation in any benefit plan or arrangement maintained for senior executives of the Company generally, and such exclusion materially reduces the benefits provided to the Executive; (e) the Executive’s principal place of employment is relocated more than 35 miles from the Executive’s principal place of employment as of the Effective Date; or (f) any other action or inaction that constitutes a material breach by the Company of this Agreement or any other agreement under which the Executive provides services to the Company. Notwithstanding the foregoing, the Executive will not be deemed to have terminated due to a Good Reason unless (i) the Executive provides written notice to the Company of the existence of one of the conditions within 60 days after the Executive has knowledge of the initial existence of the condition, (ii) the Company fails to remedy the condition so identified within 30 days after receipt of such notice, and (iii) the Executive terminates employment with 30 days after the Executive provides written notice to the Company of the existence of the condition referred to in clause (i). For purposes of this Agreement, the Executive shall be deemed to have been subjected to a “Demotion or Removal” if, without the Executive’s written consent, the Executive ceases to hold the highest position held by the Executive with all of the duties, authority, and responsibilities of that office.
“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.
“Prior Bonus Amount” means an amount equal to the average of the annual bonuses earned by the Executive under the annual bonus plan maintained by the Company or its subsidiaries with respect to the three fiscal years immediately preceding the fiscal year of the Effective Date.
“Prorated Bonus Amount” means an amount equal to the product of (a) multiplied by (b), in which (a) equals the Executive’s Base Salary multiplied by the higher of (i) the target annual bonus percentage in effect for the Executive under the annual bonus plan maintained by the Company or its subsidiaries during the fiscal year immediately preceding the fiscal year of the Effective Date or (ii) the Target Bonus percentage in effect for the Executive during the fiscal year in which the Termination Date occurs and (b) equals a quotient, of which the numerator is the number of days the Executive was employed by the Company during the fiscal year in which the Termination Date occurs and the denominator of which is 365.
“Retention Bonus Agreement” means that certain Retention Bonus Agreement, dated as of January 26, 2023, by and between Invacare Corporation and the Executive.
“Severance Agreement” means that certain Change of Control Severance Agreement, dated as of February 22, 2018, by and between Invacare Corporation and the Executive.
“Termination Date” means the date on which (and related terms, such as “termination of employment” and “terminate employment” mean a situation in which) the Executive incurs a separation from service with the Company and all of its Affiliates within the meaning of Code Section 409A.
2.    Employment Term and Duties.
2.1    Employment. The Company hereby employs the Executive, and the Executive accepts employment by the Company, upon the terms and conditions set forth in this Agreement.
2.2    Term. The term of this Agreement shall begin on the Effective Date and continue until the date the Executive’s employment is terminated in accordance with the provisions of Section 4 hereof (the period of time between the Effective Date and the termination of the Executive’s employment hereunder is referred to herein as the “Term”). Upon any termination of the Executive’s employment with the Company, the Executive shall be deemed to have resigned from all positions with the Company any all of its Affiliates.
2.3    Duties. During the Term, the Executive will serve as the Senior Vice President and Chief Financial Officer of the Company, with duties and responsibilities associated with and related to such positions and as otherwise requested by the Board. The Executive shall report directly to the Chief Executive Officer of the Company (the “CEO”). The Executive will (a) devote substantially all of the Executive’s business time, effort, energy and skill (vacations and reasonable absences due to illness excepted) as is necessary to fulfill the duties of the Executive’s position and those assigned by the Board; (b) use the Executive’s best efforts to promote the success of the business, and (c) cooperate fully with the requests of the Board in the advancement of the best interests of the Company and its Affiliates; provided that, the Executive shall be entitled to (i) without written consent of the Board, continue to serve as a member of the board of directors (or equivalent governing body) of any company on which the Executive serves as of the Effective Date, (ii) subject to the prior written consent of the Board, serve as a member of the board of directors (or equivalent governing body) of other non-competitive companies, and (iii) without written consent of the Board, serve on civic, charitable, educational, religious, public interest or public service boards and manage the Executive’s personal and family investments, in each case, to the extent such activities do not materially interfere, individually or in the aggregate, with the performance of the Executive’s duties and responsibilities hereunder or create a potential business or fiduciary conflict.
2.4    Location. The Executive’s principal place of employment will be in Elyria, Ohio, provided that the Executive may be required to travel from time to time for business purposes, subject to the Company’s policy.
3.    Compensation.
3.1    Basic Compensation.

(a)    Base Salary. The Company shall pay to the Executive a base salary at an annual rate of not less than $484,100, payable in equal periodic installments in accordance with the Company’s customary payroll practices. The Executive’s base salary shall be subject to annual review by the Compensation Committee and may be increased, but not decreased, from time to time by the Compensation Committee. The base salary as determined herein and increased from time to time shall constitute “Base Salary” for purposes of this Agreement.
(b)    Benefits. During the Term, the Executive shall be entitled to participate in all employee retirement, welfare, and other benefit plans and programs made available to the Company’s senior level executives as a group, as such plans and programs may be in effect from time to time and subject to the eligibility requirements and terms of the plan or program. In addition, during the Term, the Executive shall be entitled to perquisites as may be in effect from time to time on the same terms and conditions as such perquisites are made available to other senior level executives of the Company.
3.2    Annual Bonus. The Executive shall be eligible to receive an annual cash performance bonus (an “Annual Bonus”) in respect of each calendar year that ends during the Term, to the extent earned based on achievement of reasonably attainable performance criteria. The performance criteria for any particular calendar year shall be determined in good faith by the Compensation Committee, no later than 90 days after commencement of the applicable calendar year, after consultation with the CEO. The Executive’s target Annual Bonus opportunity for a given calendar year shall be not less than 75% of the Executive’s annualized year-end Base Salary for that calendar year (the “Target Bonus”). The Executive’s Annual Bonus for each performance period shall be determined by the Compensation Committee after the end of the applicable performance period and shall be paid to the Executive when bonuses for such performance period are paid to the Company’s other senior executives generally, but in any event no later than March 15th of the calendar year following the year in which such performance period ends, subject to the Executive’s continued employment through the applicable payment date. In carrying out its functions under this Section 3.2, the Compensation Committee shall at all times act reasonably and in good faith. To the extent not already established prior to the Effective Date, the performance criteria for the 2023 calendar year shall be determined in good faith by the Compensation Committee, no later than 90 days after the Effective Date, after consultation with the CEO.
3.3    Business Expenses. The Executive shall be authorized to incur reasonable business expenses in carrying out the Executive’s duties and responsibilities under this Agreement. The Executive shall be promptly reimbursed for all reasonable out-of-pocket business and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.
3.4    Vacations and Holidays. The Executive will be entitled to paid vacation each calendar year during the Term in an amount of up to five weeks, consistent with existing practices for other executive officers as of the date hereof. Such vacation shall be taken in accordance with the vacation policies of the Company in effect for its executive officers from time to time. The Executive also will be entitled to the paid holidays as set forth in the Company’s policies.
4.    Termination.
4.1    Events of Termination.

(a)    Death; Disability. In the event of the Executive’s death or Disability, the Executive’s employment with the Company shall be deemed terminated as of the end of the month in which such death occurs or such Disability is determined to have occurred.
(b)    By The Company for Cause. The Executive’s employment with the Company may be terminated immediately at the option of and by written notice from the Company if the Board in good faith determines that the Executive has acted (or has refrained from acting) in a manner such that Cause exists.
(c)    By The Company without Cause. The Company also may terminate the Executive’s employment at any time upon not less than 30 days’ advance written notice without Cause. The Company may accelerate the effective date of such termination if, in lieu of such notice, and in addition to the payments required by Section 4.2(d) below, the Company continues to pay the Base Salary to the Executive for a number of days equal to the number of days by which the Company accelerated the effective date of the Executive’s termination.
(d)    By Executive without Good Reason. The Executive may terminate the Executive’s employment with the Company at any time without Good Reason upon not less than 30 days’ advance written notice to the Company; provided, however, that after the receipt of such notice, the Company may, in its discretion, accelerate the effective date of such termination at any time by written notice to the Executive.
(e)    By Executive with Good Reason. The Executive may terminate the Executive’s employment with the Company for Good Reason, upon not less than 30 days’ advance written notice to the Company, which notice shall specify, in reasonable detail, the Executive’s basis for alleging Good Reason; provided, however, that after the receipt of such notice, the Company may, in its discretion accelerate the effective date of such termination at any time by written notice to the Executive so long as the Company continues to pay the Base Salary to the Executive for a number of days equal to the number of days by which the Company accelerated the effective date of the Executive’s termination.
(f)    Mutual Termination. The Executive’s employment with the Company shall automatically terminate on the three-month anniversary of the date on which a new Chief Financial Officer commences employment with the Company (the period of time between the date on which a new Chief Financial Officer commences employment with the Company and the three-month anniversary such date, the “Transition Period”). During the Transition Period, the Executive shall cooperate with the Company to transition the Executive’s duties and responsibilities to the new Chief Financial Officer of the Company; provided that, the Executive shall be entitled to six weeks of paid leave during the Transition Period.
4.2    Termination Pay. Effective upon the termination of the Term, the Company will be obligated to pay the Executive (or, in the event of the Executive’s death, the Executive’s beneficiary) only such compensation as is provided in this Section 4.2, or as otherwise provided under any Company plans or programs. The Executive will not receive, as part of the Executive’s termination pay pursuant to this Section 4.2, any payment or other compensation for any vacation, holiday, sick leave, or other leave unused on the date the notice of termination is given under this Agreement. For purposes of this Section 4.2, the Executive’s designated beneficiary will be such individual beneficiary or trust, located at such address, as the Executive may designate by notice to the Company from time to time or, if the Executive fails to give notice to the Company of such a beneficiary, the Executive’s estate.
(a)    Termination by Death or Disability. If the Term is terminated because of the Executive’s death or as a result of the Executive’s Disability, the Executive or the

Executive’s estate, as applicable, shall be entitled to the following: (i) payment of any earned but unpaid Base Salary and accrued but unused paid time off, in each case, through the Termination Date, no later than 60 days following the Termination Date (or such earlier date as may be required by applicable law); (ii) reimbursement for any unreimbursed business expenses incurred through the Termination Date, in accordance with Section 3.3 of this Agreement; (iii) all other payments, benefits or fringe benefits to which the Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement, payable in accordance therewith; and (iv) any accrued but unpaid Annual Bonus due with respect to the calendar year ending on or preceding the Termination Date, which amount shall be paid in accordance with Section 3.2 (with the payments and benefits described in subparagraphs (i), (ii), (iii) and (iv) hereof, collectively, the “Accrued Benefits”). Following a termination of the Executive’s employment due to death or Disability, except as set forth in this Section 4.2(a), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.
(b)    Termination by the Company with Cause. If the Executive’s employment is terminated by the Company for Cause, the Executive shall be entitled to only the Accrued Benefits. Following the termination of the Executive’s employment by the Company for Cause, except as set forth in this Section 4.2(b), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.
(c)    Termination by the Company Without Cause or by the Executive for Good Reason. If the Company terminates the Executive’s employment without Cause or the Executive terminates the Executive’s employment for Good Reason (each, a “Qualifying Termination”), in each case, outside of the Protection Period (as defined below), then in addition to Accrued Benefits, the Executive shall be entitled to the following payments and benefits:
(i)    Continued payment of Base Salary for a period of 12 months (the “Severance Period”) following the Termination Date (the “Severance Amount”) in accordance with the Company’s normal payroll practices; provided that, the first payment during the Severance Period shall be made on the first regularly scheduled payroll date following the 60th day after the Termination Date and such first payment shall include any portion of the Severance Amount that would have otherwise been payable between the Termination Date and such payroll date;
(ii)     A pro-rata portion of the Annual Bonus for the calendar year in which the Termination Date occurs, determined by multiplying (A) the Target Bonus by (B) a fraction, (1) the numerator of which is the number of calendar days during the calendar year of termination that the Executive was employed with the Company, and (2) the denominator of which is 365, which amount shall be paid on the first regularly scheduled payroll date following the 60th day after the Termination Date;
(iii)    Outplacement assistance service that are customarily provided by the Company to terminated senior management employees during the Severance Period; and
(iv)    Subject to the Executive’s (A) timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and (B) payment of premiums at the same level and cost to the Executive as if the Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) that covers the Executive (and the Executive’s eligible dependents) for a period of 12 months at the Company’s expense; provided, that the Executive is eligible and remains eligible for COBRA coverage; provided, further, that the Company may cease paying for such COBRA coverage and, in lieu thereof, pay the Executive (or the Executive’s beneficiaries) a monthly amount equal to the monthly amount it had been paying for such premiums under this Section 4.2(c)(iv) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable); and provided, further, that if the Executive obtains other employment that offers substantially comparable group health benefits, such continuation of coverage by the Company under this Section 4.2(c)(iv) shall immediately cease.
(d)    Termination by the Executive Without Good Reason. If the Executive terminates the Executive’s employment for any reason other than Good Reason, the Company shall have no further obligation to the Executive beyond the Termination Date other than the Accrued Benefits.
(e)    Mutual Termination. If the Executive’s employment terminates pursuant to Section 4.1(f), then in addition to Accrued Benefits, (i) the Executive shall be entitled to (A) the Severance Amount, the Prior Bonus Amount, and Prorated Bonus Amount paid in accordance with Section 4.2(c)(i) and (B) the benefits set forth in Section 4.2(c)(iv), and (ii) for the avoidance of doubt, (A) the Executive’s termination shall be treated as a Qualifying Termination for purpose of the Retention Bonus Agreement and (B) the Executive shall be deemed fully vested in all amounts under the Invacare Corporation Deferred Compensation Plus Plan (or related successor plan or plans).
(f)    Release of Claims. Notwithstanding any provision herein to the contrary, the payment and benefits pursuant to Section 4.2(c) or Section 4.2(e) shall be conditioned upon the Executive’s (i) execution, delivery to the Company, and non-revocation of the general release of claims substantially in the form attached hereto as Exhibit A (the “Release”) (and the expiration of any revocation period contained in such Release) within 60 days following the Termination Date and (ii) continued compliance with Section 5. To the extent any of the severance payments or benefits qualify as “nonqualified deferred compensation” for purposes of Code Section 409A, then such payments and benefits shall be made or commence upon the 60th day following the Termination Date, and the first such payment shall include all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the Termination Date. Any delay in the payment of the severance payments and benefits shall not extend the period of time that the severance payments and benefits are payable pursuant to Section 4.2(c) or Section 4.2(e).
(g)    No Offset. In the event of termination of the Executive’s employment, the Executive shall be under no obligation to seek other employment, and there shall be no offset against amounts due to the Executive on account of any renumeration or benefits provided by any subsequent employment the Executive may obtain. The Company’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Company may have against the Executive for any reason.

5.    Restrictive Covenants. The Executive has executed the Technical Information and Non-Competition Agreement between the Company and Executive, dated as of February 22, 2018 (the “Technical Information and Non-Competition Agreement”), and further acknowledges and agrees that said covenants and obligations of the Technical Information and Non-Competition Agreement shall survive the execution, expiration or termination of this Agreement.
6.    General Provisions.
6.1    Representations and Warranties by the Parties.
(a)    Representations by the Company. The Company represents and warrants to the Executive that the execution and delivery by the Company of this Agreement do not, and the performance by the Company of its obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (i) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Company; or (ii) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Company is a party or by which the Company is or may be bound.
(b)    Consent to Examination. If requested by the Board, the Executive must submit to reasonable mental or physical examinations by a licensed physician reasonably acceptable to the parties to enable a determination of the Executive’s “Disability” for purposes of this Agreement. The Executive hereby authorizes the disclosure and release to the Company of the results of any such mental or physical examinations and all supporting records.
6.2    Obligations Contingent on Performance. The obligations of the Company hereunder, including its obligation to pay the Compensation provided for herein, are contingent upon the Executive’s performance of the Executive’s obligations hereunder.
6.3    Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing and signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.
6.4    Binding Effect: Delegation of Executive’s Duties Prohibited. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any Affiliate to which the Company may assign this Agreement or any entity with which the Company may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of the Executive under this Agreement, being personal, may not be delegated or assigned.
6.5    Successors to the Company. In the event that the Company transfers all or substantially all of its assets to another corporation or entity, or the Company consolidates with or merges with or into any other corporation or entity and either (a) the Company is not the surviving corporation or entity of such consolidation or merger or (b) the Company is the surviving corporation or entity of such consolidation or merger but the shareholders of the

Company immediately prior to the consummation of such merger or consolidation do not own securities representing a majority of the outstanding voting power of such surviving corporation or entity or its parent after the consummation of the consolidation or merger, then, in any of such events, the entity surviving such consolidation or merger and each Affiliate thereof having an individual net worth of $5 million or more shall assume joint and several liability for this Agreement in a signed writing and deliver a copy thereof to the Executive. Upon such assumption, the successor corporation or entity and each Affiliate thereof having an individual net worth of $5 million or more shall become obligated to perform the obligations of the Company under this Agreement and the term “Company” as used in this Agreement shall be deemed to refer to such successor entity and such Affiliates jointly and severally. Any failure of the Company to obtain the written agreement of such successor or surviving entity (including a parent successor entity) and the required Affiliates to assume this Agreement before the effectiveness of any such succession shall be deemed to be a material breach of this Agreement.
6.6    Notices. All notices required to be given or delivered pursuant to this Agreement shall be in writing, and shall be given or delivered as follows:
If to the Company:     Invacare Corporation
One Invacare Way
Elyria, Ohio 44035
Attention: Corporate Secretary or Chief Human Resources Officer
Email: alaplaca@invacare.com or cferreir@invacare.com

If to Executive:     Address last shown on the Company’s books and records or, if still employed at the time of the notice, to the Executive’s valid Company email address.

Notices so addressed shall be deemed to have been duly given (i) on the third business day after the day of registration, if sent by registered or certified U.S. Mail, first-class postage prepaid, or (ii) on the next business day following the documented acceptance thereof for next-day delivery by a national overnight air courier service, or (iii) on the date sent by email transmission, if receipt is acknowledged or confirmed. Otherwise, notices shall be deemed to have been given when delivered to such address.
6.7    Source of Payments. Any payment specified in this Agreement to be made by the Company may be made directly by the Company solely from its general assets, and the Executive shall have the rights of an unsecured general creditor of the Company with respect thereto. In the event that the Company establishes a rabbi trust and/or purchases an insurance policy insuring the life of the Executive to recover the cost of providing benefits hereunder, neither the Executive nor the Executive’s beneficiary shall have any rights whatsoever in the assets of such rabbi trust or such policy or the proceeds therefrom.
6.8    Entire Agreement; Amendments. This Agreement, as it may be amended from time to time, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all other agreements or understandings, oral or written, between the parties hereto with respect to the subject matter hereof, including without limitation the Prior Agreement and the Severance Agreement. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.
6.9    Service with Affiliates. Any services the Executive performs for an Affiliate of the Company shall be deemed performed for the Company. Any transfer of the Executive’s employment from the Company to an Affiliate of the Company, or from an

Affiliate of the Company to the Company, or from an Affiliate of the Company to another Affiliate of the Company shall be deemed not to constitute a termination of the Executive’s employment with the Company.
6.10    Binding Effect; Construction of Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, successors, heirs, and designees. Upon the Executive’s death, for purposes of this Agreement, the term “Executive” shall be deemed to include, as applicable, any person who is entitled to benefits under this Agreement following the Executive’s death.
6.11    Governing Law; Venue and Jurisdiction. This Agreement shall be governed by and under the laws of the State of Ohio. The Company and the Executive each consent to exclusive venue and personal jurisdiction over them in any state or federal court with jurisdiction over Lorain County, Ohio or Cuyahoga County, Ohio for the purpose of construction and enforcement of this Agreement or any other dispute between the parties involving this Agreement.
6.12    Section Headings; Construction. Section headings in this Agreement are provided for convenience only and will not affect the Agreement’s construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.
6.13    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
6.14    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
6.15    Withholding. The Company shall have the right to withhold from any payments and benefits under this Agreement any and all amounts necessary for payroll taxes and other withholdings.
6.16    Code Section 409A.
(a)    The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Code Section 409A, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom. If the Executive notifies the Company (with specificity as to the reason therefor) that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with the Executive, reform such provision to attempt to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event will the Company or any Affiliate reimburse, indemnify, or hold harmless the Executive for any taxes, penalties, or interest that may be incurred by the Executive, as a result of failing to comply with Code Section 409A.
(b)    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, and for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Executive is deemed on the Termination Date to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date that is the earlier of (i) the expiration of the six-month period measured from the date of such “separation from service” of the Executive, and (ii) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 6.16(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum with interest at the prime rate as published in The Wall Street Journal on the first business day following the date of the “separation from service”, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(c)    To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive; (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
(d)    For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.
(e)    Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.
[Signatures on Following Page.]

IN WITNESS WHEREOF. the parties have executed and delivered this Agreement as of the date fist written above.

DATE OF EXECUTION BY EXECUTIVE:		AGREED TO AND ACCEPTED BY:

5/5/23		/s/ Kathleen P. Leneghan
Kathleen P. Leneghan

DATE OF EXECUTION BY COMPANY:		AGREED TO AND ACCEPTED BY INVACARE HOLDINGS CORPORATION

5/5/23	BY:	/s/ Geoffrey P. Purtill
	NAME:	Geoffrey P. Purtill
	TITLE:	President and Chief Executive Officer

EXHIBIT A
RELEASE AND WAIVER OF CLAIMS

        THIS RELEASE AND WAIVER OF CLAIMS (“Release”), is made and entered into by and between Invacare Holdings Corporation (the “Company”) and [Name] (the “Executive”) with an Effective Date as described below.

W I T N E S S E T H:

        WHEREAS, the Executive has entered into an Employment Agreement with the Company, dated ___________ , 20__ (the “Employment Agreement”); and

        WHEREAS, pursuant to the terms of the Employment Agreement, the Executive is eligible to receive severance payments and benefits (collectively, the “Severance Benefits”) upon a termination of the Executive’s employment under certain conditions; and

        WHEREAS, pursuant to Section 4.2(g) of the Employment Agreement, for the Executive to receive any of the Severance Benefits, the Executive must execute and deliver this Release and not revoke any release or waiver of claims provided herein.

        NOW, THEREFORE, in consideration of, and subject to, the Severance Benefits payable to the Executive pursuant to the Employment Agreement [and LIST ANY OTHER APPLICABLE AGREEMENT], the adequacy of which is hereby acknowledged by the Executive, and which the Executive acknowledges that he or she would not otherwise be entitled to receive, the Executive and the Company hereby agree as follows:

        1.    Release. In consideration of the promises and agreements set forth in the Employment Agreement, the Executive does hereby for himself/herself and for his/her heirs, executors, successors and assigns, release and forever discharge the Company, its parents, subsidiaries, divisions, and affiliated businesses, direct or indirect, if any, together with its and their respective officers, directors, shareholders, management, representatives, agents, employees, successors, assigns, and attorneys, both known and unknown, in both their personal and agency capacities (collectively, “the Company Entities”) of and from any and all claims, demands, damages, actions or causes of action, suits, charges, complaints, contracts, whether oral or written, express or implied and promises, at law or in equity, of whatsoever kind or nature, including but not limited to any alleged violation of any state or federal anti-discrimination statutes or regulations, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act (“OWBPA”), breach of any express or implied contract or promise, wrongful discharge, violation of public policy, or tort, all demands for attorney's fees, back pay, holiday pay, vacation pay, bonus, group insurance, any claims for reinstatement, all employee benefits and claims for money, out of pocket expenses, and any claims for emotional distress, degradation or humiliation, that the Executive might now have or may subsequently have, whether known or unknown, suspected or unsuspected, by reason of any matter or thing, arising out of or in any way connected with, directly or indirectly, any acts or omissions of the Company or any of its directors, officers, shareholders, employees and/or agents arising out of the Executive’s employment and termination from employment that have occurred prior to and including the Effective Date of this Release, except those matters specifically set forth herein and except for (a) any pension or retirement benefits that may have vested on the Executive’s behalf and (b) any claim the Executive may have with respect to the Severance Benefits or the Employment Agreement.

        2.    Employees Who Are Age Forty and Above. The following provisions of this Section 2 apply only if the Executive is age forty (40) or above as of the Effective Date:

(a)    Older Workers Benefit Protection Act (OWBPA). The Executive recognizes and understands that, by executing this Release, he/she shall be releasing the Company Entities from any claims that he/she now has, may have, or subsequently may have under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§621, et seq., as amended, by reason of any matter or thing arising out of, or in any way connected with, directly or indirectly, any acts or omissions which have occurred prior to and including the Effective Date of this Release. In other words, the Executive will have none of the legal rights against the aforementioned that he/she would otherwise have under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§621, et seq., as amended, by his/her signing this Release.

        (b)    Consideration Period. The Company hereby notifies the Executive of his/her right to consult with his/her chosen legal counsel before signing this Release. The Company shall afford, and the Executive acknowledges receiving, not less than twenty-one (21) calendar days [CHANGE TO 45 DAYS THROUGHOUT DOCUMENT IF PART OF A GROUP] in which to consider this Release to ensure that the Executive’s execution of this Release is knowing and voluntary. In signing below, the Executive expressly acknowledges that he/she has been afforded the opportunity to take at least [twenty-one (21)] days to consider this Release and that his/her execution of same is with full knowledge of the consequences thereof and is of his/her own free will. Notwithstanding the fact that the Company has allowed the Executive [twenty-one (21)] days to consider this Release, the Executive may elect to execute this Release prior to the end of such [21]-day period. If the Executive elects to execute this Release prior to the end of such [21]-day period, then by his/her signature below, the Executive represents that his/her decision to accept this shortening of the time was knowing and voluntary and was not induced by fraud, misrepresentation, or any threat to withdraw or alter the benefits provided by the Company herein, or by the Company providing different terms to any similarly-situated Executive executing this Release prior to the end of such [21]-day consideration period.

        (c)    Revocation Period. Both the Company and the Executive agree and recognize that, for a period of seven (7) calendar days following the Executive’s execution of this Release, the Executive may revoke this Release by providing written notice revoking the same, within this seven (7) day period, delivered by hand or by certified mail, addressed to [_________], One Invacare Way, Elyria, Ohio 44036 delivered or postmarked within such seven (7) day period. In the event the Executive so revokes this Release, each party will receive only those entitlements and/or benefits that he/she/it would have received regardless of this Release.
        3.    Acknowledgments. The Executive acknowledges that the Executive has carefully read and fully understands all of the provisions of this Release, that the Executive has not relied on any representations of the Company or any of its representatives, directors, officers, employees and/or agents to induce the Executive to enter into this Release, other than as specifically set forth herein and that the Executive is fully competent to enter into this Release and has not been pressured, coerced or otherwise unduly influenced to enter into this Release and that the Executive has voluntarily entered into this Release of the Executive’s own free will.

        4.    Warranty/Representation. The Executive and the Company each warrant and represent that, prior to and including the Effective Date of this Release, no claim, demand, cause of action, or obligation that is subject to this Release has been assigned or transferred to any other person or entity, and no other person or entity has or has had any interest in any such claims, demands, causes of action or obligations, and that each has the sole right to execute this Release.

        5.    Invalidity. The parties to this Release agree that the invalidity or unenforceability of any one (1) provision or part of this Release shall not render any other provision(s) or part(s) hereof invalid or unenforceable and that such other provision(s) or part(s) shall remain in full force and effect.

        6.    No Assignment. This Release is personal in nature and shall not be assigned by the Executive. All payments and benefits provided to the Executive herein shall be made to his/her estate in the event of his/her death prior to his/her receipt thereof.

        7.    Governing Law. This Release shall be governed under the laws of the State of Ohio.

        8.    Effective Date. This Release shall become effective upon execution of this Release by the Executive; provided, however, that, if the Executive is age forty (40) or above, then this Release shall become effective only upon (a) execution of this Release by the Executive after the expiration of the [twenty-one (21)] day consideration period described in Section 2(b) of this Release, unless such consideration period is voluntarily shortened as provided by law; and (b) the expiration of the seven (7) day period for revocation of this Release by the Executive described in Section 2(c) of this Release.

NOTICE TO THE EXECUTIVE: READ BEFORE SIGNING. THIS DOCUMENT CONTAINS A RELEASE OF ALL CLAIMS AGAINST THE COMPANY ENTITIES PRIOR TO AND INCLUDING THE DATE OF THE EXECUTIVE’S EXECUTION OF THIS AGREEMENT.

IN WITNESS WHEREOF, the Executive and the Company agree as set forth above:

DATE OF EXECUTION BY EXECUTIVE:    AGREED TO AND ACCEPTED BY:

______________________________        ________________________________
                            EXECUTIVE NAME

DATE OF EXECUTION BY COMPANY:        AGREED TO AND ACCEPTED BY
COMPANY

______________________________        BY:_____________________________

                            TITLE:__________________________

EXHIBIT B

Management Incentive Plan

(See Attached)
B-1

EXHIBIT C

Technical Information and Non-Competition Agreement

(See Attached)

C-1